EXHIBIT 99.6

CONSENT OF NOMINEE FOR DIRECTOR

The undersigned hereby consents to being named in the Registration Statement on Form S-4, and all amendments thereto, filed with the Securities and Exchange Commission, as a person who will become a director of Rudolph Technologies, Inc. effective upon completion of the merger as contemplated in the Registration Statement.

Date: December 9, 2005

/S/ JEFF L. O’DELL
Jeff L. O’Dell